Exhibit 10.34

CONSTELLIUM US HOLDINGS I, LLC

U.S. NONQUALIFIED DEFERRED COMPENSATION AND

RESTORATION PLAN

Effective as of January 1,2019.

CONSTELLIUM US HOLDINGS I, LLC

U.S. NONQUALIFIED DEFERRED COMPENSATION AND RESTORATION PLAN

ARTICLE I - PURPOSE; EFFECTIVE DATE

1.1.

Purpose. The purpose of this U.S. NONQUALIFIED DEFERRED COMPENSATION AND RESTORATION PLAN (hereinafter, the “Plan”) is to permit a select group of highly compensated employees of CONSTELLIUM US HOLDINGS I, LLC (and its selected subsidiaries and/or affiliates) to defer the receipt of income which would otherwise become payable to them. It is intended that this Plan, by providing these eligible individuals an opportunity to defer the receipt of income, will assist in retaining and attracting individuals of exceptional ability.

1.2.

Effective Date. It is the intent that all of the amounts deferred, and benefits provided under, this Plan will be subject to the terms of Section 409A of the Code, and shall be effective as of January 1,2019.

1.3.

Plan Type. For purposes of §409A of the Code, the portion of the amounts deferred by the Participants and benefits attributable thereto shall be considered an elective account balance plan as defined in United States Department of the Treasury (“Treasury”) Regulation §1.409A - l(c)(2)(i)(A), or as otherwise provided by the Code; the portion of the amounts deferred as employer contributions and benefits attributable thereto shall be considered a non-elective account balance plan as defined in Treas. Reg. §1.409A -l(c)(2)(i)(B), or as otherwise provided by the Code.

ARTICLE II - DEFINITIONS

For the purpose of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:

2.1.

Account(s). “Account(s)” means the account or accounts maintained on the books of the Company used solely to calculate the amount payable to each Participant under this Plan and shall not constitute a separate fund of assets. Account(s) shall be deemed to exist from the time amounts are first credited to such Account(s) until such time that the entire Account balance has been distributed in accordance with this Plan. The Accounts available for each Participant shall be identified as:

a)	Company Contribution Account;

b)	Retirement Account; and,

c)	In-Service Account- Each Participant may maintain up to three (3) In-Service Accounts based on selecting different times and/or forms of payment as selected under Article 5, below.

2.2.	Beneficiary. “Beneficiary” means the person, persons or entity as designated by the Participant entitled under Article VI to receive any Plan benefits payable after the Participant’s death.

2.3.

Change in Control. A “Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as defined and determined under Section 409A(a)(2)(A)(v) of the Code (or its successor provisions), Treasury Notice 2005-1 and any further guidance published with respect to such term.

2.4.

Code. “Code” means the Internal Revenue Code of 1986, as may be amended from time to time. Any reference in this Plan to “applicable guidance”, “further guidance” or other similar term shall include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to or in connection with Section 409A by the U.S. Department of the Treasury or the Internal Revenue Service.

2.5.

Committee. “Committee” means the Committee appointed by the Company to administer the Plan pursuant to Article VII. The initial Committee so designated by the Company shall consist of the Vice President of Global Rewards (or similar designation if this position no longer exists) and those individuals designated by such person, and the full Committee once designated to be ratified by the Company.

2.6.	Company. “Company” means CONSTELLIUM US HOLDINGS I, LLC, a Delaware limited liability company, and any successor to the business thereof.

2.7.

Compensation. “Compensation” means the base salary payable to and bonus or incentive compensation (excluding long-term incentive bonuses) earned by a Participant with respect to employment services performed for the Company by the Participant and considered to be “wages” for purposes of federal income tax withholding. For purposes of this Plan only, Compensation shall be calculated before reduction for any amounts deferred by the Participant pursuant to the Company’s tax qualified plans which may be maintained under Section 401 (k) or Section 125 of the Code, or pursuant to this Plan or any other non-qualified plan which permits the voluntary deferral of compensation. Inclusion of any other forms of compensation is subject to Committee approval.

2.8.

Deferral Commitment. “Deferral Commitment” means a commitment made by a Participant to defer a portion of Compensation as set forth in Article III, and as permitted by the Committee in its sole discretion. The Deferral Commitment shall apply to each payment of Compensation payable to a Participant, and the Committee is empowered to group the various types of Compensation together for purposes of effecting the election to defer. By way of example: the Committee may apply the election to defer “salary” to salary, commissions, and any other regularly occurring form of compensation; or the Committee may apply the election to defer “bonus” to annual bonuses, short-term bonus, and other forms of incentive-based compensation. The Deferral Commitment shall specify the Account or Accounts to which the Compensation deferred shall be credited. Such designation shall be made in the form of a whole percentage, or as may otherwise be permitted by the Committee. Any Deferral Commitment shall be made in a form and at a time deemed acceptable to the Committee.

2.9.

Deferral Period. “Deferral Period” means each calendar year, except that if a Participant first becomes eligible after the beginning of a calendar year as provided under Section 3.1(c), the initial Deferral Period shall be the date the Participant first becomes eligible to participate in this Plan through and including December 31st of that calendar year.

2.10.	Determination Date. “Determination Date” means each business day.

2.11.

Distribution Election. “Distribution Election” means the form prescribed by the Committee and completed by the Participant, indicating the chosen form of payment for benefits payable from each Account under this Plan, as elected by the Participant.

2.12.	Discretionary Contribution. “Discretionary Contribution” means the Company contribution credited to a Participant’s Account(s) under Section 4.5, below.

2.13.

Financial Hardship. “Financial Hardship” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the participant.

2.14.

401(k) Plan. “401(k) Plan” means the “Constellium Rolled Products Ravenswood, LLC Salaried Defined Contribution Plan 401 (k)”, the Constellium Automotive USA 401(k) Retirement Plan, the Wise Metals Group Savings & Investment Plan for Salaried Employees, as may be applicable to a particular Participant, or any other successor defined contribution plan maintained by the Company or affiliated company that qualifies under Section 401(a) of the Code and satisfies the requirements of Section 401(k) of the Code.

2.15.

401(k) Restoration Contribution. “401(k) Restoration Contribution” means the Company contribution credited to a Participant’s Account(s) under Section 4.4, below, as determined by the Committee in its sole discretion.

2.16.

Interest. “Interest” means the amount credited to or charged against a Participant’s Account(s) on each Determination Date, which shall be based on the Valuation Funds chosen by the Participant as provided in Section 2.22, below and in a manner consistent with Section 4.3, below. Such credits or charges to a Participant’s Account may be either positive or negative to reflect the increase or decrease in value of the Account in accordance with the provisions of this Plan.

2.17.

Participant. “Participant” means any individual who is eligible, pursuant to Section 3.1, below, to participate in this Plan, and who either has elected to defer Compensation under this Plan in accordance with Article III, below, or who is determined by the Committee in its sole discretion as being eligible to receive a Restoration Contribution or a Discretionary Contribution. Such individual shall remain a Participant in this Plan for the period of deferral, or credit, and until such time as all benefits payable under this Plan have been paid in accordance with the provisions hereof.

2.18.	Plan. “Plan” means this Constellium US Holdings I, LLC U.S. NONQUALIFIED DEFERRED COMPENSATION AND RESTORATION PLAN as amended from time to time.

2.19.	Retirement. “Retirement” means the termination of a Participant’s employment with the Company, for reasons other than death, on or after attainment of age fifty-five (55).

2.20.

Specified Employees. “Specified Employees” means a Participant who is determined by the Committee to be a “specified employee” under the provisions of Treas. Reg. §1.409A-1(i) and other applicable guidance, provided that the Company (or a member of the same group of controlled entities as the Company) is publicly traded on an established stock exchange.

2.21.

Termination. “Termination”, “terminates employment” or any other similar such phrase means a Participant’s “separation from service” with the Company, for any reason, within the meaning of Section 409A of the Code, Treas. Reg. §1.409A-l(h) and other applicable guidance.

2.22.

Valuation Funds. “Valuation Funds” means one or more of the independently-established funds or indices that are identified and listed by the Committee. It is the intent that these Valuation Funds be identical or substantially similar to those investment alternatives then currently available under the 401(k) Plan, as determined by the Committee in its sole discretion. These Valuation Funds are used solely to calculate the Interest that is credited to each Participant’s Account(s) in accordance with Article IV, below, and does not represent, nor should it be interpreted to convey any beneficial interest on the part of the Participant in any asset or other property of the Company. The determination of the increase or decrease in the value of each Valuation Fund based on its performance shall be made by the Committee in its reasonable discretion. The Committee shall select the various Valuation Funds available to the Participants with respect to this Plan and shall set forth a list of these Valuation Funds attached hereto as Exhibit A, which may be amended from time to time in the discretion of the Committee.

ARTICLE III - ELIGIBILITY AND PARTICIPATION

3.1.	Eligibility and Participation.

a)

Eligibility. Eligibility to participate in the Plan shall be limited to those select key employees of the Company, or employees of a related or affiliated company designated by the Company, who are designated by the Committee from time to time and approved by the Committee. The Committee may indicate that a Participant is eligible for some, but not all, provisions of this Plan. By way of example: A Participant may be named eligible to receive a Restoration or Discretionary Contribution, but not eligible to voluntarily defer Compensation under the terms of this Plan, or eligible to voluntarily defer Compensation but not receive a Restoration or Discretionary Contribution.

b)

Participation. An individual’s participation in the Plan shall be effective upon the individual first becoming eligible to participate, and the earlier of a contribution under this Plan being made on behalf of the Participant by the Company or the completion and submission of a Deferral Commitment, a Distribution Election (if applicable), and an Allocation Form to the Committee at a time and in a form determined by the Committee.

c)

First-Year Participation. Generally, all Participants will initially become eligible for participation in this Plan as of each January 1. However, if specifically permitted by the Committee, an individual may first become eligible to participate in this Plan on a date specified by the Committee, provided that the Participant is not eligible to participate in another plan sponsored by the Company which is considered to be of a similar type as defined in Treas. Reg. §1.409A -l(c)(2)(i)(A) or (B), or as otherwise provided by the Code, in which case, a Deferral Commitment may be submitted to the Committee within thirty (30) days after the individual becomes eligible to participate. Such Deferral Commitment will be effective only with regard to Compensation earned and paid with respect to services performed following submission of the Deferral Commitment to the Committee.

3.2.

Form of Deferral Commitment. A Participant may elect to make a Deferral Commitment at such other time and in such form as determined by the Committee, but in no event later than the date on which the election is required to become irrevocable as set forth in this Article or otherwise required by Section 409A of the Code and applicable guidance. The Deferral Commitment shall specify the following:

a)

Timing of Deferral Election. The Participant shall make an election to defer Compensation by filing a Deferral Commitment with the Committee, and such election shall become irrevocable no later than the last day of the calendar year prior to the Deferral Period, except as provided in Section 3.1(c), above.

b)

Deferral Amounts; Accounts. A Deferral Commitment shall be made with respect to each payment and/or type of Compensation payable by the Company to a Participant during the Deferral Period and shall designate the portion of each deferral that shall be allocated among the various Retirement or In-Service Accounts. In addition, no amounts shall be deferred into an In-Service Account during a Deferral Period when amounts are scheduled to be made from such Account and until such time as that entire Account balance has been completely distributed. Notwithstanding anything to the contrary herein, for purposes of this Plan only, base salary attributable to the final pay period of any calendar year shall be deemed to be earned in the subsequent calendar year, provided the amounts are in fact paid (or payable) in the subsequent calendar year under the Company’s normal compensation practices. The Participant shall set forth the amount to be deferred in the manner provided by the Committee.

c)

Allocation to Valuation Funds. The Participant shall specify in a separate form (“Allocation Form”) filed with the Committee the Participant’s initial allocation of the amounts deferred into each Account among the various available Valuation Funds.

d)

Maximum Deferral. The maximum amount of salary that may be deferred shall be fifty percent (50%); the maximum amount of bonus or incentive compensation that may be deferred shall be eighty-five percent (85%).

3.3.

Period of Commitment. Any Deferral Commitment made by a Participant with respect to Compensation shall remain in effect for the next Deferral Period, except that if a Participant terminates employment with Company prior to the end of the Deferral Period, the Deferral Period shall end as of the date of termination.

3.4.

Irrevocability of Deferral Commitment. Except as provided in Sections 3.3, above, a Deferral Commitment shall become irrevocable by the Participant as of the last day on which an election may be made under the terms of this Plan and during the following Deferral Period.

3.5.

Change in Status. If the Committee determines that a Participant’s employment performance is no longer at a level that warrants reward through participation in this Plan, but does not terminate the Participant’s employment with Company, the Participant’s existing Deferral Commitment shall terminate at the end of the Deferral Period, and no new Deferral Commitment may be made by such Participant after notice of such determination is given by the Committee, unless the Participant later satisfies the requirements of Section 3.1.

3.6.

Defaults in Event of Incomplete or Inaccurate Deferral Documentation. In the event that a Participant submits a Deferral Commitment, Allocation Form or Distribution Election to the Committee that contains information necessary to the efficient operation of this Plan which, in the sole discretion of the Committee, is missing, incomplete or inaccurate, the Committee shall be authorized to treat such form as if the following elections had been made by the Participant, and such information shall be communicated to the Participant:

a)	If no Account is listed – treat as if the Retirement Account was elected;

b)	If Accounts listed equal less than 100% - treat as if the balance was deferred into Retirement Account;

c)	If Accounts listed equal more than 100% – proportionately reduce each Account to equal 100%;

d)

If In-Service Account is listed, but no deferrals can be made into that Account due to the fact that benefits are scheduled to be paid or are being paid from that In-Service Account, then the amounts elected to be deferred shall be credited to another In-Service Account, if such other In-Service Account is available for deferral, and if not, then to the Retirement Account during such period of payment, after which time the balance of the amounts elected to be deferred shall be credited to a subsequent In-Service Account with a distribution date as elected or as provided in sub-section (i), below;

e)	If no Valuation Fund is selected – treat as if the Money Market Fund was elected;

f)	If Valuation Fund(s) selected equal less than 100% - treat as if the Money Market Fund was elected for the remaining balance;

g)	If Valuation Fund(s) selected equal more than 100% - proportionately reduce each Valuation Fund to equal 100%;

h)

If no Distribution Election is chosen –treat as if a lump sum was elected for In-Service Account and treat as if three (3) year was elected for Retirement Account and/or Company Contribution Account; and,

i)	If no time of payment is chosen for In-Service Account –treat as if the earliest possible date available under the provisions of Section 5.3, below, was elected.

ARTICLE IV - DEFERRED COMPENSATION ACCOUNT

4.1.

Accounts. The Compensation deferred by a Participant under the Plan, any Restoration or Discretionary Contributions and Interest shall be credited to the Participant’s Account(s) as selected by the Participant, or as otherwise provided in this Article. Separate accounts may be maintained on the books of the Company to reflect the different Accounts chosen by the Participant, and the Participant shall designate the portion of each deferral that will be credited to each Account as set forth in this Plan. These Accounts shall be used solely to calculate the amount payable to each Participant under this Plan and shall not constitute a separate fund of assets.

4.2.

Timing of Credits; Withholding. A Participant’s deferred Compensation shall be credited to each Account designated by the Participant as soon as practical after the date the Compensation deferred would have otherwise been payable to the Participant, or at a date that is specified by the Committee. Any Restoration and Discretionary Contributions shall be credited to the appropriate Account(s) as provided by the Committee. Any withholding of taxes or other amounts with respect to deferred Compensation or other amounts credited under this Plan that is required by local, state or federal law shall be withheld from the Participant’s corresponding non-deferred portion of the Compensation to the maximum extent possible, and any remaining amount shall reduce the amount credited to the Participant’s Account in a manner specified by the Committee.

4.3.

Valuation Funds. A Participant shall designate, at a time and in a manner acceptable to the Committee, one or more Valuation Funds for each Account for the sole purpose of determining the amount of Interest to be credited or debited to such Account. Such election shall designate the portion of each deferral of Compensation made into each Account that shall be allocated among the available Valuation Fund(s), and such election shall apply to each succeeding deferral of Compensation until such time as the Participant shall file a new election with the Committee. Upon notice to the Committee, Participants shall also be permitted to reallocate the balance in each Valuation Fund among the other available Valuation Funds as determined by the Committee. The manner in which such elections shall be made, the frequency with which such elections may be changed and the manner in which such elections shall become effective shall be determined in accordance with the procedures to be adopted by the Committee or its delegates from time to time. As of the Effective Date, such elections may be made on a daily basis electronically, and such elections shall become effective on the date made or the next available Determination Date.

4.4.

401(k) Restoration Contributions. In the sole discretion of the Committee, subject to applicable law and any requisite internal procedures and/or required approvals, a 401 (k) Restoration Contribution may be made to the Account of any Participant designated by the Committee. Unless otherwise provided, the 401(k) Restoration Contribution shall be equal to a) multiplied by b) where:

a)	Equals the maximum matching and non-elective contribution percentages applicable for the 401(k) Plan for the prior calendar year; and,

b)	Equals the sum of: (1) the amount of Compensation deferred in the prior calendar year under this Plan, and (2) the excess, if any, of the Participant’s eligible compensation for the prior calendar year as determined under the terms of the 401(k) Plan (calculated without regard to the limitations of Section 401(a)(17) of the Code) over the Section 401(a)(17) compensation limit applicable for that calendar year.

The 401(k) Restoration Contribution shall be credited to the Participant’s Company Contribution Account as soon as practical after the end of the Deferral Period, but in no event later than 90 days after the close of such year, provided that the Participant was not terminated For Cause, as that term may be defined by Company policy or in an employment contract applicable to that Participant.

4.5.

Discretionary Contributions. In its sole discretion, subject to applicable law and any requisite internal procedures and/or required approvals, the Committee may make Discretionary Contributions to a Participant’s Account. Discretionary Contributions shall be credited at such times and in such amounts as recommended by the Committee. Unless the Committee specifies otherwise, such Discretionary Contribution shall be allocated to the Company Contribution Account.

4.6.	Determination of Accounts. Each Participant’s Account as of each Determination Date shall consist of the balance of the Account as of the immediately preceding Determination Date, adjusted as follows:

a)

New Deferrals. Each Account shall be increased by any deferred Compensation credited since such prior Determination Date in the proportion chosen by the Participant, except that no amount of new deferrals shall be credited to an Account at the same time that a distribution is to be made from that Account.

b)

Company Contributions. Each Account shall be increased by any Discretionary and/or Restoration Contributions credited since such prior Determination as set forth above in Sections 4.4 and 4.5 or as otherwise directed by the Committee.

c)

Distributions. Each Account shall be reduced by the amount of each benefit payment made from that Account since the prior Determination Date. Distributions shall be deemed to have been made proportionally from each of the Valuation Funds maintained within such Account based on the proportion that such Valuation Fund bears to the sum of all Valuation Funds maintained within such Account for that Participant as of the Determination Date immediately preceding the date of payment.

d)

Interest. Each Account shall be increased or decreased by the Interest credited to such Account since such Determination Date as though the balance of that Account had been invested in the applicable Valuation Funds chosen by the Participant.

4.7.	Vesting of Accounts. Each Participant shall be vested in the amounts credited to such Participant’s Account and Interest thereon as follows:

a)	Amounts Deferred. A Participant shall be one hundred percent (100%) vested at all times in the amount of Compensation elected to be deferred under this Plan, including any Interest thereon.

b)	Company Contributions. A Participant shall be one hundred percent (100%) vested at all times in the amount of Restoration Contributions credited under this Plan, including any Interest thereon.

c)	Discretionary Contributions. A Participant’s Discretionary Contributions and Interest thereon shall become vested as determined by the Committee.

ARTICLE V - PLAN BENEFITS

5.1.	Company Contribution Account. The vested portion of a Participant’s Company Contribution Account shall be distributed to the Participant upon the termination of employment with the Company.

a)

Timing of Payment. Subject to Section 5.7, benefits payable from the Company Contribution Account shall commence as soon as practical after July 1st of the calendar year immediately following the year of termination.

b)

Form of Payment. The form of benefit payment shall be that form selected by the Participant in the first Distribution Election coincident with the initial crediting of amounts into the Company Contribution Account, and as permitted pursuant to Section 5.8 below, except that if the Participant terminates employment prior to Retirement, then the Company Contribution Account shall be paid in the form of a lump sum payment. If the Form of Payment selected provides for subsequent payments, subsequent payments shall be made on or about the anniversary of the initial payment.

5.2.	Retirement Account. The vested portion of a Participant’s Retirement Account shall be distributed to the Participant upon the termination of employment with the Company.

a)

Timing of Payment. Subject to Section 5.7, benefits payable from the Retirement Account shall commence as soon as practical after July 1st of the calendar year immediately following the year of termination.

b)

Form of Payment. The form of benefit payment shall be that form selected by the Participant in the first Deferral Commitment which designated a portion of the Compensation deferred be allocated to the Retirement Account, and as permitted pursuant to Section 5.8 below, except that if the Participant terminates employment prior to Retirement, then the Retirement Account shall be paid in the form of a lump sum payment. If the Form of Payment selected provides for subsequent payments, subsequent payments shall be made on or about the anniversary of the initial payment.

5.3.	In-Service Account. The vested portion of a Participant’s In-Service Account shall generally be distributed to the Participant upon the date specified by the Participant.

a)

Timing of Payment. Subject to Section 5.7, benefits payable from the In-Service Account shall commence on or about July 1st of the year specified in the first Deferral Commitment which designated a portion of the Compensation deferred be allocated to the In-Service Account. In no event shall the date selected be earlier than the first day of the fourth calendar year following the initial filing of the Deferral Commitment with respect to that In-Service

Account. In the event that the Participant terminates employment with the Company prior to the year so specified, the benefits under this section shall commence on July 1st of the calendar year immediately following the year of termination.

b)

Form of Payment. The form of benefit payment from the In-Service Account shall be that form selected by the Participant pursuant to Section 5.8, below, except that if the Participant terminates employment with the Company prior to the year so specified, then the In-Service Account shall be paid in the form of a lump sum payment. If the Form of Payment selected provides for subsequent payments, subsequent payments shall be made on or about the anniversary of the initial payment.

c)

Change of Time and/or Form of Payment. The Participant may subsequently amend the form of payment or the intended date of payment to a date later than that date of payment in force immediately prior to the filing of such request, by filing such amendment with the Committee no later than twelve (12) months prior to the current date of payment. The Participant may file this amendment, provided that each amendment must provide for a payout as otherwise permitted under this paragraph at a date no earlier than five (5) years after the date of payment in force immediately prior to the filing of such request, and the amendment may not take effect for twelve (12) months after the request is made. For purposes of this Article, a payment of amounts under this Plan, including the payment of annual installments over a number of years, shall be treated as a single payment, as provided in Treas. Reg. §l-409A-2(b)(2)(iii).

5.4.

Death Benefit. Upon the death of a Participant prior to the complete payment of benefits under this Plan from any particular Account, the Company shall pay to the Participant’s Beneficiary an amount equal to the vested Account balance in that Account in the form of a lump sum payment as soon as administratively possible.

5.5.

Financial Hardship Distributions. Upon a finding that a Participant has suffered a Financial Hardship, the Committee may, in its sole discretion, terminate the existing Deferral Commitment, and/or make distributions from any or all of the Participant’s Accounts. The amount of such distribution shall be limited to the amount reasonably necessary to meet the Participant’s needs resulting from the Financial Hardship plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such Financial Hardship is or may be relieved through the reimbursement or compensation by insurance, or otherwise or by liquidation of the Participant’s assets (to the extent that liquidation of such assets would not itself cause severe financial hardship). The amount of such distribution will not exceed the Participant’s vested Account balances. If payment is made due to Financial Hardship, the Participant’s deferrals under this Plan shall cease for the period of the Financial Hardship and for twelve (12) months thereafter. If the Participant is again eligible to participate, any resumption of the Participant’s deferrals under the Plan after such twelve (12) month period shall be made only at the election of the Participant in accordance with Article III herein.

5.6.

Distributions upon Termination after Change in Control. Notwithstanding anything else to the contrary in this Article, in the event of a termination of employment within two (2) years following a Change in Control, any amounts due under this Plan as a result of such termination shall be paid in the form of a lump sum and such payment shall be made as soon as practical, but in no event more than ninety (90) days following the termination.

5.7.

Payment to Specified Employees. Notwithstanding anything else to the contrary, payments of benefits from the Retirement Account, the Company Contribution Account and benefits payable from an In-Service Account caused by the termination of employment (other than by reason of death) of a Participant who is determined to meet the definition of Specified Employee at the time of termination shall be payable as otherwise provided, except that the initial payment shall be made no earlier than the six (6) months following the termination of employment with the Company.

5.8.

Form of Payment. Unless otherwise specified in this Article, the benefits payable from any Account under this Plan shall be paid in the form of benefit as provided below, and specified by the Participant in the Distribution Election applicable to that Account at the time of the initial deferral or credit to that Account. The permitted forms of benefit payments are:

a)	A lump sum amount which is equal to the vested Account balance; and

b)

Annual installments for a period of up to ten (10) years (or in the event of payment of the In-Service Account, a maximum of four (4) years) where the annual payment shall be equal to the balance of the Account immediately prior to the payment, multiplied by a fraction, the numerator of which is one (1) and the denominator of which commences at the number of annual payment initially chosen and is reduced by one (1) in each succeeding year. Interest on the unpaid balance shall be based on the most recent allocation among the available Valuation Funds chosen by the Participant, made in accordance with Section 4.3, above.

5.9.

Small Account. Notwithstanding any election by the Participant to the contrary, if the Participant’s vested Plan balance in all Accounts as of the first scheduled payment date following a termination of employment is less than $50,000, the vested Plan balance shall be paid in a lump sum, except that any In-Service Account with scheduled payments commencing prior to the date of termination will continue to be paid per the Participant’s election. [GC1]

5.10.

Withholding; Payroll Taxes. The Company shall withhold from any payment made pursuant to this Plan any taxes required to be withheld from such payments under local, state or federal law. A Beneficiary, however, may elect not to have withholding of federal income tax pursuant to Section 3405(a)(2) of the Code, or any successor provision thereto.

5.11.

Payments in Connection with a Domestic Relations Order. Notwithstanding anything to the contrary herein, the Company may make distributions to someone other than the Participant if such payment is necessary to comply with a domestic relations order, as defined in §414(p)(l)(B) of the Code, involving the Participant. Where the domestic relations order permits discretion on the part of the non-Participant spouse and such discretion has not been exercised, the Company shall distribute to the non-Participant spouse the amounts subject to the order as soon as practical.

5.12.	Payment to Guardian. If a Plan benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of the property, the Committee may direct payment to the guardian, legal representative or person having the care and custody of such minor, incompetent person or person incapable of handling the disposition of the property. The Committee may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution. Such distribution shall completely discharge the Committee and Company from all liability with respect to such benefit.

5.13.

Effect of Payment. The full payment of the applicable benefit under this Article V shall completely discharge all obligations on the part of the Company to the Participant (and the Participant’s Beneficiary) with respect to the operation of this Plan, and the Participant’s (and Participant’s Beneficiary’s) rights under this Plan shall terminate.

ARTICLE VI - BENEFICIARY DESIGNATION

6.1.

Beneficiary Designation. Each Participant shall have the right, at any time, to designate one (1) or more persons or entity as Beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of Participant’s death prior to complete distribution of the Participant’s vested Account balance. Each Beneficiary designation shall be in a written form prescribed by the Committee and shall be effective only when filed with the Committee during the Participant’s lifetime.

6.2.

Changing Beneficiary. Any Beneficiary designation may be changed by a Participant without the consent of the previously named Beneficiary by the filing of a new Beneficiary designation with the Committee.

6.3.

No Beneficiary Designation. If any Participant fails to designate a Beneficiary in the manner provided above, if the designation is void, or if the Beneficiary designated by a deceased Participant dies before the Participant or before complete distribution of the Participant’s benefits, the Participant’s Beneficiary shall be the person in the first of the following classes in which there is a survivor:

a)	The Participant’s surviving spouse;

b)

The Participant’s children in equal shares, except that if any of the children predeceases the Participant but leaves surviving issue, then such issue shall take by right of representation the share the deceased child would have taken if living; or

c)	The Participant’s estate.

6.4.	Effect of Payment. Payment to the Beneficiary shall completely discharge the Company’s obligations under this Plan.

ARTICLE VII - ADMINISTRATION

7.1.

Committee; Duties. This Plan shall be administered by the Committee, which shall consist of those individuals named by the Company, except in the event of a Change in Control as provided in Section 7.6 below. The Committee shall have the authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as they may arise in such administration. A majority vote of the Committee members shall control any decision. Members of the Committee may be Participants under this Plan.

7.2.

Compliance with Section 409A of the Code. It is intended that the Plan comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be paid or made available to Participants or Beneficiaries. This Plan shall be construed, administered, and governed in a manner that effects such intent, and the Committee shall not take any action that would be inconsistent with such intent. Although the Committee shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of deferrals under this Plan is not warranted or guaranteed. Neither the Company, any director, officer, employee and advisor, nor the Committee (nor its designee) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant, Beneficiary or other taxpayer as a result of or relating to the Plan or any actions or inactions of the Committee (or its designee) with respect hereto (including, without limitation, the administration, interpretation and application of the Plan). For purposes of the Plan, the phrase “permitted by Section 409A of the Code,” or words or phrases of similar import, shall mean that the event or circumstance shall only be permitted to the extent it would not cause an amount deferred or payable under the Plan to be includible in the gross income of a Participant or Beneficiary under Section 409A(a)(l) of the Code.

7.3.

Agents. The Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.

7.4.

Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

7.5.

Indemnity of Committee. The Company shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan on account of such member’s service on the Committee, except in the case of gross negligence or willful misconduct. Any amendment to the Plan which impairs such members’ rights hereunder shall only have prospective effect.

7.6.

Election of Committee After Change in Control. After a Change in Control, vacancies on the Committee shall be filled by majority vote of the remaining Committee members and Committee members may be removed only by such a vote. If no Committee members remain, a new Committee shall be elected by majority vote of the Participants in the Plan immediately preceding such Change in Control. After a Change in Control, no amendment shall be made to Article VII or other Plan provisions regarding Committee authority with respect to the Plan without prior approval by the Committee.

ARTICLE VIII - CLAIMS PROCEDURE

8.1.

Claim.  Any person or entity claiming a benefit, requesting an interpretation or ruling under the Plan (hereinafter referred to as “Claimant”), or requesting information under the Plan shall present the request in writing to the Committee, which shall respond in writing as soon as practical, but in no event later than ninety (90) days after receiving the initial claim.

8.2.	Denial of Claim. If the claim or request is denied, the written notice of denial shall state:

a)	The reasons for denial, with specific reference to the Plan provisions on which the denial is based;

b)

A description of any additional material or information required and an explanation of why it is necessary, in which event the time frame listed in Section 8.1 shall be one hundred and eighty (180) days from the date of the initial claim; and

c)	An explanation of the Plan’s claim review procedure.

8.3.

Review of Claim.  Any Claimant whose claim or request is denied or who has not received a response within sixty (60) days may request a review by notice given in writing to the Committee. Such request must be made within sixty (60) days after receipt by the Claimant of the written notice of denial, or in the event Claimant has not received a response sixty (60) days after receipt by the Committee of Claimant’s claim or request. The claim or request shall be reviewed by the Committee which may, but shall not be required to, grant the Claimant a hearing. On review, the Claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

8.4.

Final Decision.  The decision on review shall normally be made within sixty (60) days after the Committee’s receipt of Claimant’s claim or request. If an extension of time is required for a hearing or other special circumstances, the Claimant shall be notified and the time limit shall be one hundred twenty (120) days. The decision shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.

ARTICLE IX - AMENDMENT AND TERMINATION OF PLAN

9.1.

Amendment. The Company may at any time amend the Plan by written instrument, notice of which is given to all Participants and to Beneficiaries receiving installment payments, except that no amendment shall reduce the amount vested or accrued in any Account as of the date the amendment is adopted. In addition, any amendment which adds a distribution event to the Plan shall not be effective with respect to Accounts already established as of the time of such amendment.

9.2.

Company’s Right to Terminate. The Company may, in its sole discretion, terminate the entire Plan, or terminate a portion of the Plan that is identified as an elective account balance plan as defined in Treas. Reg. §1.409A -l(c)(2)(i)(A), or as a non-elective account balance plan as defined in Treas. Reg. §1.409A -1(c)(2)(i)(B), and require distribution of all benefits due under the Plan or portion thereof, provided that:

a)	The termination of the Plan does not occur proximate to a downturn in the financial health, as determined by the Committee, of the Company;

b)

The Company also terminates all other plans or arrangements which are considered to be of a similar type as defined in Treas. Reg. §1.409A -1(c)(2)(i), or as otherwise provided by the Code, as the portion of the Plan which has been terminated;

c)

No payments made in connection with the termination of the Plan occur earlier than 12 months following the Plan termination date other than payments the Plan would have made irrespective of Plan termination;

d)	All payments made in connection with the termination of the Plan are completed within 24 months following the Plan termination date;

e)

The Company does not establish a new plan of a similar type as defined in Treas. Reg. §1.409A -1(c)(2)(i), within 3 years following the Plan termination date of the portion of the Plan which has been terminated; and,

f)

The Company meets any other requirements necessary to comply with provisions of the Code and applicable regulations which permit the acceleration of the time and form of payment made in connection with plan terminations and liquidations.

ARTICLE X - MISCELLANEOUS

10.1.

Unfunded Plan. This Plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.

10.2.

Unsecured General Creditor. Notwithstanding any other provision of this Plan, Participants and Participants’ Beneficiaries shall be unsecured general creditors, with no secured or preferential rights to any assets of the Company or any other party for payment of benefits under this Plan. Any property held by the Company for the purpose of generating the cash flow for benefit payments shall remain its general, unpledged and unrestricted assets. The Company’s obligation under the Plan shall be an unfunded and unsecured promise to pay money in the future.

10.3.

Trust Fund. The Company shall be responsible for the payment of all benefits provided under the Plan. At its discretion, the Company may establish one (1) or more trusts, with such trustees as the Company may approve, for the purpose of assisting in the payment of such benefits. The assets of any such trust shall be held for payment of all of the Company’s general creditors in the event of insolvency. To the extent any benefits provided under the Plan are paid from any such trust, the Company shall have no further obligation to pay them. If not paid from the trust, such benefits shall remain the obligation of the Company.

10.4.

Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgements, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

10.5.

Not a Contract of Employment. This Plan shall not constitute a contract of employment between the Company and the Participant. Nothing in this Plan shall give a Participant the right to be retained in the service of the Company or to interfere with the right of the Company to discipline or discharge a Participant at any time.

10.6.

Protective Provisions. A Participant will cooperate with the Company by furnishing any and all information requested by the Company, in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as the Company may deem necessary and taking such other action as may be requested by the Company.

10.7.

Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the State of Maryland, without regard for conflict of laws provisions, except as preempted by federal law.

10.8.

Validity. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

10.9.

Notice. Any notice required or permitted under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Mailed notice to the Committee shall be directed to: Constellium US Holdings I, LLC, 300 East Lombard Street, Suite 1710, Baltimore, MD 21202, attention: Vice President of Global Rewards. Mailed notice to a Participant or Beneficiary shall be directed to the individual’s last known address in the Company’s records.

10.10.

Successors. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Company, and successors of any such corporation or other business entity.

CONSTELLIUM US HOLDINGS I, LLC

BY:	/s/ Rina E Teran

NAME:	Rina E Teran
ITS:	VP & President

DATED:	As of JAN 1, 2019

Exhibit A

VALUATION FUNDS

Fund Type	Fund Name	Asset Class

Cash	American Funds US Government Money Market Fund*	Money Market
Fixed Income	American Funds US Government Securities American Funds Bond Fund of America American Funds American High Income Trust	Intermediate Government Intermediate Bond High Yield Bond
Equity

American Funds Capital Income Builder

American Funds EuroPacific Growth

American Funds Growth Fund of America

American Funds New Perspective

Allianz NFJ Mid-Cap Value

American Funds Washington Mutual

Federated Max-Cap Index

Invesco American Franchise

Invesco Comstock

Janus Henderson Triton

Putnam Sustainable Leaders

Mixed Asset Class Non-US Equity US Large Cap Global Equity US Mid Cap Value US Large Cap Value US Large Cap Passive US Large Cap Growth US Large Cap Value US Small Cap Growth US All Cap Growth
Diversified	American Funds 2010 Target Date Fund	Target Date
	American Funds 2015 Target Date Fund	Target Date
	American Funds 2020 Target Date Fund	Target Date
	American Funds 2025 Target Date Fund	Target Date
	American Funds 2030 Target Date Fund	Target Date
	American Funds 2035 Target Date Fund	Target Date
	American Funds 2040 Target Date Fund	Target Date
	American Funds 2045 Target Date Fund	Target Date
	American Funds 2050 Target Date Fund	Target Date
	American Funds 2055 Target Date Fund	Target Date
	American Funds 2060 Target Date Fund	Target Date
Default option if no fund election is made